SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
 TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2011

Gilla Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
 (State or Other Jurisdiction of Incorporation)

000-28107 (Commission File Number)	88-0399260 (IRS Employer Identification No)

112 North Curry Street, Carson City, NV. 89703
(Address of Principal Executive Offices)(Zip Code)

(416) 884-8807
 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see general Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a012 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On April 15, 2011, Gilla Inc. (“Gilla” or the “Company”) entered into a Loan Agreement with Credifinance Capital Corp. (“CFCC” or the “Noteholder”) for the provision of a credit facility for an aggregate principal amount of Two Hundred Thousand Dollars ($200,000) in order to provide working capital and other resources for the business of Gilla.  The Loan Agreement will mature on December 31, 2012 and interest of ten percent (10%) per annum is payable annually.

The proceeds of the loan will be used solely to discharge Gilla’s property taxes, professional fees associated with preparation of financial statements and periodic and current reports filed with Securities and Exchange Commission and other regulatory authorities and for acquisitions as may from time to time be determined by Gilla. CFCC has already provided loans and advances to Gilla which have been registered in the books of the Company and audited by Gilla’s auditors, RBSM LLP.

In consideration for the credit facility provided to Gilla, CFCC or its designee shall receive a 15% non-dilution interest in all real and personal properties held by the Company  through its 99% GISOR SA subsidiary in the Democratic Republic of the Congo as of the date hereof, and not as security for the payment of the Note, but subject to any liens or other security interests arising from bona fide indebtedness of Gilla and its subsidiaries.

At any time prior to the Maturity Date, the outstanding principal amount of this Note, together with all accrued but unpaid interest hereunder (the “Outstanding Balance”), is convertible into Common Stock, $0.0002 Par Value (the “Common Stock”), at the option of the Noteholder at a conversion price of the lower of $0.01 or the average of the bid prices for the Common Stock of the Company for the 15 trading days prior to the notice of conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GILLA INC.

	By:	/s/ Georges Benarroch
Georges Benarroch President

April 21, 2011.